EXHIBIT 99.1
EMBARGOED UNTIL JULY 31 4:00PM

Contact:
Joseph Kaveski, CEO
John Davenport, President
Eric Hilliard, COO
Nick Berchtold, CFO
440-715-1300

Investor Relations Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2008 RESULTS
14% year over year growth is driven by record EFO® sales

SOLON, Ohio, July 31, 2008 -- Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the second quarter ended June 30, 2008.

Financial and operating highlights include the following:

•
Revenues for the second quarter of 2008 were $7.6 million, an increase of 14% over the sales of $6.7 million for the second quarter in 2007. The net loss in the quarter was $1.6 million ($0.11 per share) compared to the net loss of $1.9 million ($0.16 per share) in the second quarter of 2007.

•
The company finished the second quarter with a balance sheet showing cash at $12.2 million and total shareholders’ equity of $26.6 million, which includes $9.3 million, received March 17, 2008 from an equity financing, net of expenses. Cash utilization for the second quarter of 2008 was $2.6 million, compared to $0.4 million for the second quarter of 2007.

•
Operating expenses decreased by 2%, $73,000, for the quarter compared to the second quarter of 2007. The improvement was the result of actions taken in 2007 having effect in 2008. Continued reductions in expenses are expected in Q3 and Q4.

•
EFO® sales increased to $4.0 million for the second quarter of 2008, compared to $1.5 million for the second quarter of 2007, nearly double the previous record, exceeding 50% the company’s quarterly sales.

•
The company exceeded its first half projections of approximately 40% of EFO® sales expected for the year. The company is holding to a previously forecast doubling of EFO® sales in 2008 as compared to 2007, with EFO® sales accounting for about 50% of the company’s revenue in 2008.

“I am encouraged by our clear momentum towards growth and profitability,” said Joe Kaveski, CEO of Energy Focus, Inc. “Our year over year growth coupled with our margin improvement and cost reduction initiatives are designed to move the company towards being cash positive in 2009.”

Mr. Kaveski continued, “The Company is very focused on accelerating its cost reduction and cash conservation initiatives while increasing revenues through our new strategic direction of being a turnkey Energy Solutions provider.”

Energy Focus, Inc. management will host a conference call on July 31, 2008 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the Second Quarter 2008 Financial Results and other corporate events, followed by a Q & A session. Dialing 1-888-542-9137 (US/Canada) or 1-706-758-4961 (International/Local) can access the call. The conference ID number is 57749055. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (international/local) and entering the following pass code: 57749055. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com.

About Energy Focus
Energy Focus, Inc. is the leading supplier of energy solutions and the world's only supplier of EFO®, a lighting technology which is more efficient than conventional electric lamps. Energy Focus products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Energy Focus solutions provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, museums, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The company has additional offices in Pleasanton, CA, United Kingdom and Germany. For more information, see http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter the potential growth of EFO sales based upon its energy savings over conventional lighting. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher than anticipated expenses, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,249	$8,412
Accounts receivable trade, net	4,588	3,698
Inventories, net	6,510	6,888
Prepaid and other current assets	395	381
Total current assets	23,742	19,379

Fixed assets, net	5,040	5,316
Goodwill, net	4,451	4,359
Other assets	120	59
Total assets	$33,353	$29,113

LIABILITIES
Current liabilities:
Accounts payable	$2,456	$2,265
Accrued liabilities	1,577	1,473
Deferred revenue	202	244
Credit line borrowings	328	1,159
Short-term bank borrowings	1,374	1,726
Total current liabilities	5,937	6,867
Other deferred liabilities	182	62
Deferred tax liabilities	332	252
Long-term bank borrowings	308	314
Total liabilities	6,759	7,495

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	65,580	55,682
Accumulated other comprehensive income	981	815
Accumulated deficit	(39,968)	(34,880)
Total shareholders’ equity	26,594	21,618
Total liabilities and shareholders’ equity	$33,353	$29,113

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Net sales	$7,616	$6,704	$12,453	$11,713
Cost of sales	5,173	4,424	8,766	7,963
Gross profit	2,443	2,280	3,687	3,750
Operating expenses:

Research and development	684	675	1,601	1,158
Sales and marketing	2,220	2,328	4,582	4,948
General and administrative	1,182	1,067	2,552	2,145
Restructure expense	--	89	--	89
Total operating expenses	4,086	4,159	8,735	8,340
Loss from operations	(1,643)	(1,879)	(5,048)	(4,590)
Other income (expense):
Other income/(expense)	30	35	32	42
Interest income/ (expense)	14	40	8	139

Loss before income taxes	(1,599)	(1,804)	(5,008)	(4,409)
Benefit from (provision for) income taxes	(40)	(66)	(80)	(67)
Net loss	$(1,639)	$(1,870)	$(5,088)	$(4,476)

Net loss per share - basic and diluted	$(0.11)	$(0.16)	$(0.38)	$(0.39)

Shares used in computing net loss per share - basic and diluted	14,830	11,489	13,521	11,484